Exhibit 3.10

SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION

OF

LAS VEGAS JET, LLC

Pursuant to Nevada Revised Statutes Sections 86.221 and 86.226, the undersigned does hereby declare and certify that:

1. The name of the limited liability company is Las Vegas Jet, LLC, a Nevada limited liability company (the “Company”).

2. The Company is managed by its member.

3. The Articles of Organization of the Company shall be amended and restated as set forth below.

4. The effective date of these Second Amended and Restated Articles of Organization shall be December 14, 2004.

ARTICLE I

NAME

The name of the Company is Las Vegas Jet, LLC.

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The Company’s resident agent and the address of the registered office where process may be served in the State of Nevada is currently Marc H. Rubinstein, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or such other resident agent and registered office as the member shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of the member incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member in its capacity as a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member to repay the amount if it is ultimately determined by a court of competent jurisdiction that it is not entitled to be indemnified by the Company. Any repeal or modification of this Article III approved by the member of the Company shall be prospective only. In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its sole member. The name and address of the sole member of the Company is Wynn Las Vegas, LLC, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The member may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons, officers or employees.

ARTICLE V

ORGANIZER

The name and post office box or street address of the organizer of the Company was Marc H. Rubinstein, 3145 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

[signature appears on the following page]

IN WITNESS WHEREOF, the undersigned sole member of the Company has hereunto executed these Second Amended and Restated Articles of Organization as of the 14th day of December, 2004.

Wynn Las Vegas, LLC,
a Nevada limited liability company

By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,
its sole member

	By:	Valvino Lamore, LLC,
a Nevada limited liability company,
its sole member

		By:	Wynn Resorts, Limited,
a Nevada corporation,
its sole member

			By:	/s/ Marc H. Rubinstein
Marc H. Rubinstein,
Senior Vice President

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